Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of the Effective Date defined herein, by and between GREEN PLAINS INC., an Iowa corporation (the “Company”), and JOHN NEPPL, an individual (“Executive”).

In consideration of the promises and mutual covenants contained herein, the parties hereto agree as follows:

1.    Employment; Location. The Company hereby employs Executive and Executive hereby accepts such employment in the Omaha, Nebraska metro area.

2.    Term. Executive’s employment shall be “at-will” and may be terminated at any time, by either party, for any reason whatsoever (the “Term”). Executive’s employment with the Company commences on September 11, 2017 (the “Effective Date”).

3.    Duties and Authorities. During the Term:

3.1    Executive shall serve as the Chief Financial Officer (“CFO”) of the Company and shall report to the Chief Executive Officer (“CEO”). Executive shall have responsibilities, duties and authority reasonably accorded to and expected of such positions in similar businesses in the United States, including and such responsibilities and duties assigned by the Chief Executive Officer from time to time (the “Duties”).

3.2    Executive shall diligently execute such Duties and shall devote his full time, skills and efforts to such Duties, subject to the general supervision and control of the CEO. Executive will not engage in any other employment, occupation or consulting activity during the Term of this Agreement, without the consent of the CEO. Notwithstanding the foregoing, Executive may make any passive investment where he is not obligated or required to devote any day-to-day management efforts; and participate in charitable, academic, political or community activities and boards and in trade or professional organizations.

4.    Compensation and Benefits. The Company shall pay Executive, and Executive accepts as full compensation for all services to be rendered to the Company, the following compensation and benefits:

4.1    Base Salary. The Company shall pay Executive a base salary of Four Hundred Thousand Dollars ($400,000) per year. Base salary shall be payable in equal installments twice monthly or at more frequent intervals in accordance with the Company’s customary pay schedule. The Company shall annually consider increases of Executive’s base salary and may periodically increase such base salary in its discretion.

4.2    Additional Compensation. In addition to base salary, during the Term of this Agreement, the Company shall pay the following to Executive:

(a)    Intentionally Left Blank.

(b)    Annual Bonus. Executive will be entitled to participate in the Company’s short-term incentive plan (“STIP”), which currently has designated a bonus of up to eighty percent (80%) of annual base salary, payable annually, when target objectives set by the Company’s Compensation Committee are achieved. The STIP is subject to change at the discretion of the Board of Directors.

(c)    Long-Term Incentive Compensation. The Compensation Committee has developed a long-term incentive program (“LTIP”) for the Company, which is subject to change at the discretion of the Board of Directors. Executive shall be eligible to participate in such LTIP at the sole discretion of the Company.

4.3    Equity Incentive Compensation.

(a)    Stock Compensation. Within 2 days of the Effective Date, the Company shall provide Executive a grant of $600,000 in value of shares of the Company’s common stock which shall be subject to terms and conditions set out in the Company’s 2009 Equity Compensation Plan, as amended, and related stock award agreement. The award will be set forth in the related stock award agreement, and the shares shall vest as follows: one-third shall vest each successive year after the grant date until fully vested.

4.4    Additional Benefits. Executive shall be permitted, during the Term, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health or dental program, pension plan, similar benefit plan or other so-called “fringe benefits” of the Company made available to officers of the Company.

4.5    Vacation. Executive shall be entitled to an aggregate of up to four weeks leave for vacation for each calendar year during the Term at full pay. Executive agrees to give reasonable notice of his vacation scheduling requests, which shall be allowed subject to the Company’s reasonable business needs. No more than five (5) days vacation may be carried over from one year to the next year. Executive’s vacation shall be prorated for the first partial year of employment, and all unused vacation shall be paid upon termination of employment for any reason, voluntary or involuntary.

4.6    Deductions. The Company shall have the right to deduct from the compensation due to Executive hereunder any and all sums required for social security and withholding taxes and for any other federal, state or local tax which may be hereafter enacted or required by law or as otherwise authorized by Executive.

5.    Business Expenses. Executive may incur reasonable, ordinary and necessary business expenses in the course of his performance of his obligations under this Agreement. The Company shall reimburse Executive in accordance with the Company’s business expense reimbursement policy.

6.    Intentionally Left Blank

7.    Termination.

7.1    Termination for Cause. Executive’s employment hereunder shall be terminable for Cause (as defined below) upon written notice from the Company to Executive. As used in this Agreement, “Cause” shall mean one of the following: (a) a material breach by Executive of the terms of this Agreement, not cured within thirty (30) days from receipt of notice from the CEO of such breach, (b) conviction of or plea of guilty or no contest to, a felony; (c) continuing willful failure to attempt in good faith to perform his duties for the Company after Executive’s receipt of written notice of such failure specifying the details of the alleged failure, if within 30 days of such notice, Executive fails to cure any such failure;    or (d) willfully engaging in conduct that constitutes fraud, gross negligence or gross misconduct that results in material harm to the Company if not corrected by the Executive within thirty (30) days following Executive’s receipt of written notice thereof. For purposes of this definition, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in knowing bad faith and without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company. If the Company terminates Executive’s employment for Cause, Executive shall be paid his salary and benefits through the date of termination including, without limitation, all accrued unused vacation, outstanding business expenses and, except as otherwise required by applicable law or under any applicable and properly approved compensation plan or arrangement, no other amounts shall be payable.

7.2    Termination without Cause or for Good Reason. The Company may terminate Executive’s employment at any time for any reason (or no reason) other than Cause, as determined by the CEO, and the Executive may terminate Executive’s employment with the Company for Good Reason and resign any and all positions as officer of the Company and any related companies. If the Company terminates Executive’s employment without Cause or the Executive terminates his employment for Good Reason, Executive shall be paid his salary and benefits through the date of termination including, without limitation, all accrued unused vacation, and outstanding business expenses and:

(a)    The Company shall also pay within 10 business days after such termination: (1) an amount equal to six (6) months of Executive’s full annual base salary on the date of his termination plus (2) an amount equal to the greater of one-half times the maximum annual cash bonus that could be paid to Executive for the year in which termination occurred or one-half times the average bonus paid to Executive during the prior two years; and

(b)    All options and other equity awards, whether made pursuant to this Agreement or otherwise, shall become fully vested and released from any restrictions on transfer upon such termination

As used in this Agreement, “Good Reason” shall mean any of the following if the same occurs without Executive’s express written consent: (a) a material diminution in Executive’s base salary as described in Section 4.1, which for such purposes shall be deemed to exist with a reduction of greater than fifteen percent (15%) ; (b) a material diminution in Executive’s authority, Duties, or responsibilities; (c) a material diminution in the authority, duties, or responsibilities of the person to whom Executive is required to report; (d) a material change in the geographic location (defined as greater than fifty (50) miles from Omaha, NE) at which Executive must perform the services pursuant to Section 1; (e) any material reduction or other adverse change in Executive’s benefits under any applicable and properly approved compensation plan or arrangement without the substitution of comparable benefits; or (f) any other action or inaction that constitutes a material breach by the Company under this Agreement. To terminate for Good Reason, an Executive must incur a termination of employment on or before the second (2nd) anniversary of the initial existence of the condition.

Executive shall be required to provide notice to the Company of the existence of any of the foregoing conditions within 60 days of the initial existence of the condition, upon the notice of which the Company shall have a period of 30 days during which it may remedy the condition.

7.3    Termination by Executive Without Good Reason. If Executive terminates without Good Reason, then Executive will be required to give the Company at least sixty (60) days notice. If Executive terminates without Good Reason then Executive will be paid his salary and benefits through the date of termination including, without limitation, all accrued unused vacation, and outstanding business expenses and, except as otherwise required by applicable law, no other amounts shall be payable except as provided under any applicable and properly approved compensation plan or arrangement.

7.4    Effect of Termination. In the event Executive’s employment is terminated, all obligations of the Company and all obligations of Executive shall cease except that (a) the terms of this Section 7 and of Sections 8 through 23 below shall survive such termination and (b) the Company shall continue to be obligated to fulfill its obligations pursuant to Section 4, 5 and 6 to the extent they have not been satisfied as of the date of such termination. Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement, except to the extent provided in any applicable compensation plan or arrangement.

8.    Covenant Not to Compete; Nonsolicitation.

8.1    Covenant. Executive hereby agrees that, while he is employed or engaged by the Company as an employee pursuant to this Agreement, and, in any event, for the one (1)-year period following Executive’s termination of employment for any reason he will not directly or indirectly compete (as defined in Section 8.2 below) with the Company in any geographic area in which the Company does or has done business.

8.2    Direct and Indirect Competition. As used herein, the phrase “directly or indirectly compete” shall mean owning, managing, operating or controlling, or participating in the ownership, management, operation or control of, or being connected with or having any interest in, as a stockholder, director, officer, employee, agent, consultant, assistant, advisor, sole proprietor, partner or otherwise, any business (other than the Company’s) engaged in the production, marketing, sale, trading or distribution of: ethanol, grain, ethanol co-products, cattle or natural gas, or the production, marketing or sale of vinegar products; provided, however, that this prohibition shall not apply to ownership of less than one percent (1%) of the voting stock in companies whose stock is traded on a national securities exchange or in the over-the-counter market.

8.3    Nonsolicitation. Executive hereby agrees that while he is employed or engaged by the Company as an employee pursuant to this Agreement, and, in any event, during the two (2)-year period following Executive’s termination of employment for any reason, he will not directly or indirectly solicit or attempt to solicit any customer, vendor or distributor of the Company, other than for the Company, with respect to any product or service being furnished, made or sold by the Company at any time during Executive’s employment with the Company. Executive further agrees that during such time period, Executive shall not, directly or indirectly, solicit, encourage or attempt to solicit any of the executives, managers or employees who are employed by the Company on his termination date to become executives, manages or employees of any other person or entity with which Executive is affiliated.

9.    Confidential Information. Executive acknowledges that during his employment or consultancy with the Company he will develop, discover, have access to and/or become acquainted with technical, financial, marketing, personnel and other information relating to the present or contemplated products or the conduct of business of the Company which is of a confidential and proprietary nature (“Confidential Information”). Executive agrees that all files, records, documents and the like relating to such Confidential Information, whether prepared by him or otherwise coming into his possession, shall remain the exclusive property of the Company, and Executive hereby agrees to promptly disclose such Confidential Information to the Company upon request and hereby assigns to the Company any rights which he may acquire in any Confidential Information. Executive further agrees not to disclose or use any Confidential Information and to use his best efforts to prevent the disclosure or use of any Confidential Information either during the term of his employment or consultancy or at any time thereafter, except as may be necessary in the ordinary course of performing his duties under this Agreement. Upon termination of Executive’s employment or consultancy with the Company for any reason, (a) Executive shall promptly deliver to the Company all materials, documents, data, equipment and other physical property of any nature containing or pertaining to any Confidential Information, and (b) Executive shall not take from the Company’s premises any such material or equipment or any reproduction thereof.

10.    Inventions.

10.1    Disclosure of Inventions. Executive hereby agrees that if he conceives, learns, makes or first reduces to practice, either alone or jointly with others, any “Employment Inventions” (as defined in Section 10.3 below) while he is employed by the Company, either as an employee or as a consultant, he will promptly disclose such Employment Inventions to the CEO or to any other Company officer designated by the Board.

10.2    Ownership, Assignment Assistance and Power of Attorney. All Employment Inventions shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights or other statutory or common law protection for such Employment Inventions in any country. Executive hereby assigns to the Company any rights which he may acquire in such Employment Inventions. Furthermore, Executive agrees to assist the Company in every proper way at the Company’s expense to obtain patents, copyrights and other statutory or common law protections for such Employment Inventions in any country and to enforce such rights from time to time. Specifically, Executive agrees to execute all documents as the Company may desire for use in applying for and in obtaining or enforcing such patents, copyrights and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company. Executive’s obligations under this Section 10 shall continue beyond the termination of his employment under this Agreement, but the Company shall compensate Executive at a reasonable rate after any such termination for the time which Executive actually spends at the Company’s request in rendering such assistance. In the event the Company is unable for any reason whatsoever to secure Executive’s signature (after reasonable attempts to do so) to any lawful document required to apply for or to enforce any patent, copyright or other statutory or common law protections for such Employment Inventions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act in his stead to execute such documents and to do such other lawful and necessary acts to further the issuance and prosecution of such patents, copyrights or other statutory or common law protection, such documents or such acts to have the same legal force and effect as if such documents were executed by or such acts were done by Executive.

10.3    Employment Inventions. The definition of “Employment Invention” as used herein is as follows: “Employment Invention” means any invention or part thereof conceived, developed, reduced to practice, or created by Executive which is: (a) conceived, developed, reduced to practice, or created by Executive: (i) within the scope of his employment; (ii) on the Company’s time; or (iii) with the aid, assistance, or use of any of the Company’s property, equipment, facilities, supplies, resources, or intellectual property; (b) the result of any work, services, or duties performed by Executive for the Company; (c) related to the industry or trade of the Company; or (d) related to the current or demonstrably anticipated business, research, or development of the Company.

10.4    Exclusion of Prior Inventions. Executive has identified on Exhibit A attached hereto a complete list of all inventions which Executive has conceived, learned, made or first reduced to practice, either alone or jointly with others, prior to employment with the Company and which Executive desires to exclude from the operation of this Agreement. If no inventions are listed on Exhibit A, Executive represents that he has made no such inventions at the time of signing this Agreement.

10.5    Inventions of Third Parties. Executive shall not disclose to the Company, use in the course of his employment, or incorporate into the Company’s products or processes any confidential or proprietary information or inventions that belong to a third party, unless the Company has received authorization from such third party and Executive has been directed by the CEO to do so.

11.    Compliance with Section 409A of the Code. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall be interpreted, construed and conformed in accordance with Section 409A of the Code and regulations and other guidance issued thereunder. If, on the date of Executive’s separation from service (as defined in Treasury Regulation §1.409A-1(h)), Executive is a specified employee (as defined in Code Section 409A and Treasury Regulation §1.409A-1(i)), no payment shall be made under this Agreement at any time during the 6-month period following the Employee’s separation from service of any amount that results in the “deferral of compensation” within the meaning of Treasury Regulation §1.409A-1(b), after application of the exemptions provided in Treasury Regulation §§1.409A-1(b)(4) and 1.409A-1(b)(9)(iii) and (v), and any amounts otherwise payable during such 6-month period shall be paid in a lump sum on the first payroll payment date following expiration of such 6-month period.

12.    No Conflicts. Executive hereby represents that, to the best of his knowledge, his performance of all the terms of this Agreement and his work as an employee or consultant of the Company does not breach any oral or written agreement which he has made prior to his employment with the Company.

13.    Equitable Remedies. Executive acknowledges and agrees that the breach or threatened breach by him of certain provisions of this Agreement, including without limitation Sections 8, 9 or 10 above, would cause irreparable harm to the Company for which damages at law would be an inadequate remedy. Accordingly, Executive hereby agrees that in any such instance the Company shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which it may be entitled.

14.    Assignment. This Agreement is for the unique personal services of Executive and is not assignable or delegable in whole or in part by Executive without the consent of the CEO. This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

15.    Waiver or Modification. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the parties hereto.

16.    Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the parties hereto with respect to the specific subject matter covered herein and therein and supersede all prior oral or written understandings and agreements with respect to such specific subject matter.

17.    Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain enforceable in full force and effect, and the court making such determination shall modify, among other things, the scope, duration, or geographic area of such affected provision to preserve the enforceability thereof to the maximum extent then permitted by law.

18.    Notices. All notices thereunder shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile transmission, sent by overnight courier service, or sent by United States mail, return receipt requested. Such notices shall be deemed to have been given: (a) if delivered in person, on the date of delivery; (b) if delivered by facsimile transmission, on the date of transmission if transmitted by 5:00 p.m. (local time, Omaha, Nebraska) on a business day or, if not, on the next succeeding business day; provided that a copy of such notice is also sent the same day as the facsimile transmission by any other means permitted herein; (c) if delivered by overnight courier, on the date that delivery is first attempted; or (d) if by United States mail, on the earlier of two (2) business days after depositing in the United States mail, postage prepaid and properly addressed, or the date delivery is first attempted. Notices shall be addressed as set forth as set forth on the signature page hereof, or to such other address as the party to whom such notice is intended shall have previously designated by written notice to the serving party. Notices shall be deemed effective upon receipt.

19.    Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or the Company related to any contest or dispute between Executive and the Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of Executive to repay the amounts so paid if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company under this Agreement. During the Term of this Agreement and while potential liability exists after the Employment Term, as determined by the Company in its sole reasonable discretion but in no event for a period of not less than six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company.

20.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska, without reference to the choice of law provisions thereof.

21.    Attorneys’ Fees. In the event an action or proceeding is brought by any party under this Agreement to enforce or construe any of its terms, the party that prevails by enforcing this Agreement shall be entitled to recover, in addition to all other amounts and relief, its reasonable costs and attorneys’ fees incurred in connection with such action or proceeding.

22.    Construction. Whenever the context requires, the singular shall include the plural and the plural shall include the singular, the whole shall include any part thereof, and any gender shall include all other genders. The headings in this Agreement are for convenience only and shall not limit, enlarge, or otherwise affect any of the terms of this Agreement. Unless otherwise indicated, all references in this Agreement to sections refer to the corresponding sections of this Agreement. This Agreement shall be construed as though all parties had drafted it.

23.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Counterparts and signatures transmitted by facsimile shall be valid, effective and enforceable as originals.

IN WITNESS WHEREOF, Executive has signed this Agreement personally and the Company has caused this Agreement to be executed by its duly authorized representative.

GREEN PLAINS INC.

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	Chief Executive Officer

Address:

Green Plains Inc. 1811 Aksarben Dr
Omaha NE 68106

Executive

/s/ John Neppl
John Neppl, individually

Address:

EXHIBIT A

EXCLUDED INVENTIONS